Disc Graphics, Inc.
10 Gilpin Avenue
Hauppauge, New York 11788

May 25, 2001

To Our Stockholders:

      You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Disc Graphics, Inc. (the "Annual Meeting"), to be held at the Watermill, 711 Route 347, Smithtown, New York, on Monday, June 25, 2001 at 10:00 a.m. Your Board of Directors looks forward to greeting personally those stockholders able to be present.

      At the Annual Meeting, you will be asked to elect two Class II Directors and to approve the appointment of KPMG LLP as the Company's independent auditors for its 2001 fiscal year. These matters are described in detail in the accompanying Notice of 2001 Annual Meeting of Stockholders and Proxy Statement. A proxy, as well as a copy of the Company's 2000 Annual Report, is included along with the Proxy Statement. These materials are being sent to stockholders on or about May 25, 2001.

     It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you may own, and whether or not you plan to attend. Accordingly, please take a moment now to complete, sign, date and mail the enclosed proxy.

      We appreciate your cooperation, and look forward to seeing you at the 2001 Annual Meeting.

Sincerely, Donald Sinkin Chairman, President and Chief Executive Officer

DISC GRAPHICS, INC.
10 Gilpin Avenue
Hauppauge, New York 11788

NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

      NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of Disc Graphics, Inc. ("Disc Graphics" or the "Company") will be held at the Watermill, 711 Route 347, Smithtown, New York, on Monday, June 25, 2001 at 10:00 a.m. for the following purposes:

1.	To elect two Class II directors to serve until the 2004 Annual Meeting of Stockholders and until their successors have been elected and qualified or until their earlier resignation, retirement, disqualification, removal or death. The Board of Directors has nominated Donald Sinkin and Daniel A. Levinson for election as Class II directors.

2.	To vote on a proposal to ratify the selection of KPMG LLP as the Company's independent auditors for the 2001 fiscal year.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on May 18, 2001 are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors Stephen Frey Secretary
Hauppauge, New York May 25, 2001

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

DISC GRAPHICS, INC.

PROXY STATEMENT

May 25, 2001

      This Proxy Statement is being furnished in connection with the solicitation by and on behalf of the Board of Directors of Disc Graphics, Inc., a Delaware corporation ("Disc Graphics" or the "Company"), of proxies for use at the Company's 2001 Annual Meeting of Stockholders to be held at the Watermill, 711 Route 347, Smithtown, New York, on Monday, June 25, 2001 at 10:00 a.m. (the "2001 Annual Meeting" or the "Meeting"). Only holders of record of the Company's Common Stock, $0.01 par value per share (the "Common Stock") at the close of business on May 18, 2001 (the "Record Date") will be entitled to vote. At the close of business on that date, the Company had 5,548,761 shares of Common Stock outstanding, of which 30,519 shares were held in treasury. Accordingly, 5,518,242 shares of Common Stock were outstanding and entitled to vote on the Record Date. A majority of the outstanding Common Stock (2,759,122 shares) will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about May 25, 2001. The Company's 2000 Annual Report was mailed to each stockholder concurrently with a copy of this Proxy Statement.

ENCLOSURE:	Disc Graphics, Inc. 2000 Annual Report

VOTING RIGHTS

      Holders of Common Stock are entitled to one vote for each share held as of the Record Date. Shares of Common Stock may not be voted cumulatively for the election of directors. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted. If voting by proxy with respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to Proposal No. 2 and any other proposals that the stockholders may be asked to vote upon at the Annual Meeting, stockholders may vote for the proposal, vote against the proposal or abstain from voting with respect to the proposal. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted as specified. If the stockholder does not specify how the shares are to be voted, they will be voted for the Company's nominees for election to the Board of Directors, and in favor of Proposal No 2. Representatives of the Company will tabulate all votes cast. Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the proposal relating to the election of directors). Shares held by nominees that are present but not voted on a proposal because the nominees were not instructed by the beneficial owner and did not have the discretionary voting power ("broker non-votes") will be counted as present in determining whether a quorum exists, but will be disregarded in determining whether a proposal has been approved. See "Security Ownership of Certain Beneficial Owners and Management."

SOLICITATION AND REVOCABILITY OF PROXIES

      Proxies in the enclosed form are being solicited by the Company, and the expenses of soliciting such proxies will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, telegraph, facsimile or in person. The Company does not currently expect that it will retain a proxy solicitation firm. Following the original mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders of the Company's Common Stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

      Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the 2001 Annual Meeting, or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by: (i) a notice in writing delivered to the Secretary of the Company stating that the proxy is revoked; (ii) a subsequent proxy executed by the person executing the prior proxy and presented at the Meeting; or (iii) attendance at the Meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

Background

      The number of directors comprising the Company's full Board of Directors is six, divided into three classes, designated Class I, Class II and Class III. The Class I directors (Seymour W. Zises and Mark L. Friedman) were elected at the 1999 Annual Meeting of Stockholders for three-year terms that will expire at the 2002 Annual Meeting of Stockholders. The Class II directors (Donald Sinkin and Daniel A. Levinson) were elected at the 1998 Annual Meeting of Stockholders for a three-year term that will expire at the 2001 Annual Meeting. The Class III directors (Stephen Frey and John Rebecchi) were elected at the 2000 Annual Meeting for three-year terms that will expire at the 2003 Annual Meeting. A director may be removed from office before the expiration of his elected term, with or without cause, at any meeting called for such purpose, upon the approval of a majority of the holders of shares entitled to vote in the election of directors.

      The Company's current Class II directors, Donald Sinkin and Daniel A. Levinson, have been nominated by the Board for reelection as the Class II directors. Following the 2001 Annual Meeting, the Company will have two Class I directors, two Class II directors and two Class III directors constituting the full Board.

Election of Class II Directors

      At the 2001 Annual Meeting, stockholders will elect two Class II directors, each of whom will hold office until the 2004 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation, retirement, disqualification, removal or death. The Class II directors will be elected by a majority vote of the holders of Common Stock represented and voting at the Meeting. Shares represented by the accompanying proxy will be voted for the election of the nominee recommended by the Company's management, unless the proxy is marked in such a manner as to withhold authority to so vote. If the nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware that either of its nominees will be unable to, or for good cause will not, serve as a director.

Director/Nominee

      Certain information concerning the Company's incumbent directors, as well as the nominees for election as Class II directors, is set forth below.

Name of Director	Age	Principal Occupation	Director Since

Class I Directors

Seymour W. Zises(1)(2)(4)	48	President and Chief Executive Officer, Family Management Corporation and Family Management Securities, LLC	1992

Mark L. Friedman(2)(3)	53	Managing Director, Millennium Capital Group, Ltd.	1996

Class II Directors/Nominees:

Donald Sinkin(1)(4)	53	Chairman, Chief Executive Officer and President of the Company	1986

Daniel A. Levinson(2)(3)(4)	40	Founder, Colt Capital Group	1991

Class III Directors:

Stephen Frey(1)	47	Senior Vice President of Operations and Secretary of the Company	1986

John Rebecchi	46	Senior Vice President of Sales and Marketing of the Company	1995

(1)    Member of Executive Committee
(2)     Member of Audit Committee
(3)     Member of Incentive Stock Option Committee
(4)     Member of Compensation Committee

Class I Directors

      Seymour W. Zises has been a director of the Company since August 1992, and was a Vice President and Treasurer from August 1992 until October 1995. He is currently President and Chief Executive Officer of Family Management Corporation, a registered investment advisory firm in New York City, which he established in 1989. Additionally, Mr. Zises is the President and Chief Executive Officer of Family Management Securities, LLC, a registered broker-dealer.

     Mark L. Friedman has been a director of the Company since April 1996 and was a Vice President, Secretary and director of RCL from August 1992 until October 1995. He has been a Managing Director of Millennium Capital Group, Ltd., an investment and merchant banking firm, since April 1999. From February 1995 to April 1999 he was counsel to the law firm of Baer Marks & Upham LLP. From January 1993 through January 1995 he was counsel to the law firm of Proskauer Rose LLP. From 1982 through January 1993 he was (individually or through a professional corporation) a partner of the law firm of Shea & Gould. From July 1996 to July 1997, Mr. Friedman served as corporate secretary of a private company which in July 1997 filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code.

Class II Directors/Nominees

     Donald Sinkin has been Chairman of the Board, President and Chief Executive Officer of the Company and Old Disc since 1986. He also serves as a director and the President and Chief Executive Officer of Disc Graphics Label Group, Inc., Cosmetic Sampling Technologies, Inc. and Four Seasons Litho, Inc., all wholly owned subsidiaries of the Company. Mr. Sinkin joined the Company as Pre-Press Supervisor in 1977 and became Plant Manager in 1982. Prior to joining the Company, he helped found and manage Rutgers Packaging, a division of Queens Group, Inc. d/b/a Queens Litho. Mr. Sinkin also serves as a director and the President of Horizon Equities, Inc., a New York corporation controlled by him ("Horizon Equities"), and is the managing member of Spring Hollow Holding, LLC, a New York limited liability company.

     Daniel A. Levinson has been a director of the Company and Old Disc since October 1991. He is also a director of two of the Company's subsidiaries, Disc Graphics Label Group, Inc. and Cosmetic Sampling Technologies, Inc. In 1998, Mr. Levinson founded Colt Capital Group, a niche provider of investment capital, resources and support to small and mid-size growing companies. Between 1988 and 1998, Mr. Levinson was a group executive of Holding Capital Management Corp., a stockholder of the Company engaging in activities similar to those of Colt Capital Group. See "Security Ownership of Certain Beneficial Owners and Management," below.

Class III Directors

     Stephen Frey has been the Senior Vice President of Operations of the Company since August 1998, the Secretary of the Company and Old Disc since 1988, and a director of the Company and Old Disc since 1986. Between 1986 and August 1998, Mr. Frey was the Vice President of Operations of the Company and Old Disc. Mr. Frey also serves as a director, Vice President and Secretary of Disc Graphics Label Group, Inc., and of Four Seasons Litho, Inc., each a wholly owned subsidiary of the Company. He is also a director and the Vice President of Operations of Cosmetic Sampling Technologies, Inc., also a wholly-owned subsidiary of the Company. Mr. Frey joined the Company in its Pre-Press Department in 1978, became the Supervisor of that department in 1983, and established the Production and Planning Department in 1985. Mr. Frey served as Chief Operating Officer from 1991 to 1995. Prior to joining the Company, Mr. Frey held various management positions with Kordet Color Corporation and Terrace Litho. Mr. Frey also serves on the Board of Directors of the Association of Graphic Communication, a trade organization, and is a director and the Secretary of Horizon Equities and the managing member of Stephen Ashley, LLC, a New York limited liability company.

     John Rebecchi has been the Senior Vice President of Sales and Marketing of the Company since August 1998 and a director since October 1995. Between October 1995 and August 1998, Mr. Rebecchi was the Company's Vice President of Sales. Between October 1995 and January 1996, he also served as the Company's Chief Financial Officer. Between 1988 and October 1995, Mr. Rebecchi was Vice President of Marketing and Chief Financial Officer of Old Disc. He also serves as Vice President and a director of Disc Graphics Label Group, Inc.; and of Four Seasons Litho, Inc. each a wholly owned subsidiary of the Company, and Vice President of Sales and a director of Cosmetic Sampling Technologies, Inc., also a wholly owned subsidiary of the Company. Mr. Rebecchi joined Old Disc in its accounting department and in 1983 became the Controller of Old Disc. He took a brief leave of absence between 1985 and 1988, when he rejoined Old Disc. He also serves as a director and the Vice President and Treasurer of Horizon Equities, the managing member of Tin Box Holding, LLC, a New York limited liability company, and a director and the President of 92-37 Metro Corp., a New York corporation formed for the purpose of acquiring real estate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
DONALD SINKIN AND DANIEL A. LEVINSON AS CLASS II DIRECTORS.

Board and Committee Meetings

      During the year ended December 31, 2000, the Board of Directors met once. Each director who served on the Board during fiscal 2000 attended at least 50% of all Board meetings and meetings of Board committees on which he served, during the periods in fiscal 2000 that he served, except for Daniel A. Levinson and Seymour Zises.

     Standing committees of the Board include an Executive Committee, a Compensation Committee, an Incentive Stock Option Committee and an Audit Committee. The Board does not have a nominating committee or a committee performing a similar function. See "Security Ownership of Certain Beneficial Owners and Management."

     Messrs. Sinkin, Frey and Zises are currently the members of the Executive Committee. The Executive Committee is generally authorized to exercise the powers and authority of the Board to the extent provided in the resolutions of the Board designating the Committee, except for issuing stock; declaring dividends; amending the Company's Certificate of Incorporation or By-Laws; and taking actions relating to any merger, consolidation, sale, lease or exchange of all or substantially all of the Company's assets, or any dissolution of the Company. The Executive Committee did not meet during fiscal 2000.

      Messrs. Sinkin, Levinson and Zises are currently the members of the Compensation Committee. The Compensation Committee reviews management recommendations regarding compensation of employees above a certain salary level and compensation of the Company's Directors, except for compensation under the 1995 Incentive Stock Option Plan, which is administered by the Incentive Stock Option Committee. The Compensation Committee did not meet during fiscal 2000.

      Messrs. Friedman and Levinson are currently the members of the Incentive Stock Option Committee. The Incentive Stock Option Committee reviews and approves of recommendations concerning incentive stock options and awards stock options under the 1995 Incentive Stock Option Plan. See "Security Ownership of Certain Beneficial Owners and Management." The Incentive Stock Option Committee met once during fiscal 2000.

AUDIT COMMITTEE REPORT

     Effective January 31, 2000, the Securities and Exchange Commission adopted new rules and amendments to current rules relating to the disclosure of information about companies' audit committees. The new rules require that, for all votes of shareholders occurring after December 15, 2000, the proxy statement must contain a report of the audit committee addressing several issues identified in the rules. In addition, the SEC recommends that audit committees adopt written charters. Any such charter must be included as an attachment to the proxy statement at least once every three years. Our Audit Committee has adopted a charter, a copy of which is included in this proxy statement as Appendix A.

     Our Audit Committee is comprised of three directors, Mark Friedman, Daniel A. Levinson and Seymour Zises, who are not officers of the Company. They are all considered "independent" under the listing standards of the National Association of Securities Dealers (NASD).

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. The primary duties and responsibilities of the Audit Committee include: (i) monitoring the integrity of the Company's financial reporting process and systems of internal controls, (ii) monitoring the independence and performance of the Company's independent auditors, KPMG LLP ("KPMG") and internal auditing department and (iii) to provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

      In this context, during 2000 the Committee met once and held discussions with management and KPMG. The Committee's Chairman, as representative of the Committee, also discussed the Company's interim financial information contained in each quarterly earnings announcement with the Company's Chief Financial Officer or Controller and KPMG prior to public release.

      The Committee has reviewed and discussed the Company's audited financial statements with Management and discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), which includes, among other items, matters related to the conduct of the audit of the Company's annual consolidated financial statements. In addition, the Committee has discussed with KPMG their independence from the Company and its management, including the matters in the written disclosures and letter required by the Independence Standards Board Standard No. 1 and provided to the Committee by KPMG (Independence Discussions with Audit Committees) and the written confirmations from Company management with respect to non-audit services provided by KPMG. The Committee has considered whether the provision of non-audit services by KPMG is compatible with maintaining the auditors independence and has discussed with KPMG their independence as auditors.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the SEC. The Committee and the Board also have recommended, subject to shareholder approval, the selection of KPMG as the Company's independent auditors for the fiscal year ending December 31, 2001.

AUDIT COMMITTEE

Mark Friedman Daniel A. Levinson Seymour Zises

Directors' Compensation

      Directors who are officers of the Company receive no additional compensation for serving on the Board or any Board committee. For 2000, the Company paid an annual fee to certain non-employee directors of $10,000 each for service on the Board, plus $500 for each committee meeting attended. Accordingly, the Company paid $11,500 to Mr. Friedman and $10,000 to Mr. Zises in 2000. Pursuant to the 1995 Incentive Stock Option Plan, the Company has also agreed to grant annually to each member of the Incentive Stock Option Committee for service on that Committee an option to purchase 1,000 shares of Common Stock on January 1 of each year. This arrangement will terminate in 2005, in accordance with the 1995 Incentive Stock Option Plan. On January 1, 2000, the Company granted to Mr. Friedman and Mr. Levinson an option to purchase 1,000 shares of Common Stock at an exercise price of $3.06 per share, which was the fair market value of the Common Stock at the time of grant. These options vested on July 1, 2000 and will expire on December 31, 2009.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Company has selected KPMG as its independent accountant to perform the audit of the Company's financial statements for fiscal 2001, and the stockholders are being asked to ratify this selection. KPMG and its predecessors have audited the financial statements of the Company and its predecessor, Old Disc, since 1991. The Company expects that representatives of KPMG will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the Company's outstanding shares of Common Stock represented and voting at the Meeting is required for approval of this Proposal.

     Audit Fees.   The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were approximately $72,250.

     Financial Information Systems Design and Implementation Fees.   KPMG rendered no professional services to the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

     All Other Fees.   The aggregate fees billed by KPMG for services rendered to the Company, other than the services described above under "Audit Fees", for the fiscal year ended December 31, 2000, were approximately $71,000. These fees were principally for preparation of various tax returns, the annual audit of the Company's 401(k) plan and ISO Quality Systems costs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

General

      As of the date of this Proxy Statement, the Company's authorized capital stock consists of Common Stock, and Preferred Stock, par value $.01 per share (the "Preferred Stock"). On the Record Date, there were 5,548,761 shares of Common Stock outstanding, of which 30,519 shares were held in treasury, and no shares of Preferred Stock outstanding. The holders of Common Stock are entitled to elect all members of the Board. As of the Record Date, there were 46 record holders of Common Stock (reflecting approximately 605 beneficial owners), and no record holders of Preferred Stock.

      The Company had outstanding as of March 1, 2001, 1,000,000 Common Stock Purchase Warrants, 250,000 of which are exercisable to purchase Common Stock at $7.00 per share, 250,000 of which are exercisable to purchase Common Stock at $8.00 per share, 250,000 of which are exercisable to purchase Common Stock at $9.00 per share, and 250,000 of which are exercisable to purchase Common Stock at $10.00 per share (the "Merger Warrants"). The outstanding Merger Warrants will expire on November 9, 2002.

Security Ownership of Certain Beneficial Owners

      The following table sets forth certain information regarding the beneficial ownership of the Company's voting securities by each person known by the Company to be the beneficial owner of more than 5% of the Company's voting securities as of the Record Date. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of any shares for any stockholder in the table below shall not be deemed an admission that such stockholder is, for any purpose, the beneficial owner of such shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Common Stock, $0.01 par value	Donald Sinkin 10 Gilpin Avenue Hauppauge, New York 11788	1,751,066(1)	(29.69%)

Stephen Frey 10 Gilpin Avenue Hauppauge, New York 11788	651,979(2)	(11.51%)

John Rebecchi 10 Gilpin Avenue Hauppauge, New York 11788	617,186(3)	(10.91%)

Allen & Company Incorporated 711 Fifth Avenue New York, New York 10022	537,704(4)	(9.59%)

Holding Capital Management Corp. 685 Fifth Avenue New York, New York 10022	395,643(5)	(7.04%)

(1)	Donald Sinkin is Chairman of the Board, President and Chief Executive Officer of the Company. The number of shares of Common Stock shown in the table as beneficially owned by Mr. Sinkin includes the following: 1,370,698 shares owned directly by Mr. Sinkin and indirectly by his spouse and a limited liability company controlled by him; and Merger Warrants to purchase 380,368 shares of Common Stock owned directly by Mr. Sinkin and indirectly by the same limited liability company. Of the total number of shares reported as beneficially owned, Mr. Sinkin shares investment power with respect to 158,044 shares.

(2)	Stephen Frey is a director and the Senior Vice President of Operations and Secretary of the Company. The number of shares of Common Stock shown in the table as beneficially owned by Mr. Frey includes 507,387 shares owned directly by Mr. Frey and indirectly by a limited liability company controlled by him; and Merger Warrants to purchase 144,592 shares of Common Stock owned directly by Mr. Frey and indirectly by the same limited liability company. Of the total number of shares reported as beneficially owned, Mr. Frey shares investment power with respect to 158,044 shares.

(3)	John Rebecchi is a director and the Senior Vice President of Sales and Marketing of the Company. The number of shares of Common Stock shown in the table as beneficially owned by Mr. Rebecchi includes 480,322 shares owned directly by Mr. Rebecchi and indirectly by a limited liability controlled by him; and Merger Warrants to purchase 136,864 shares of Common Stock owned directly by Mr. Rebecchi and indirectly by the same limited liability company. Of the total number Of shares reported as beneficially owned, Mr. Rebecchi shares investment power with respect to 158,044 shares.

(4)	Allen & Company Incorporated is a New York corporation ("Allen & Co."). The number of shares of Common Stock shown in the table as beneficially owned by Allen & Co. includes the following: 451,795 shares of Common Stock and Merger Warrants to purchase an additional 85,909 shares of Common Stock. Allen Holding Inc., a Delaware corporation ("Allen Holding"), is an affiliate of Allen & Co. that is deemed to own beneficially all of the shares reported on the table above as owned by Allen & Co. The information regarding ownership of Common Stock by Allen & Co. and Allen Holding was contained in a Schedule 13G/A dated February 14, 2001 and filed with the SEC on February 15, 2001. According to the Schedule 13G/A, Allen & Co. has sole voting and investment power with respect to all shares reported as beneficially owned.

(5)	Holding Capital Management Corp. is a Connecticut corporation ("Holding Capital"). The number of shares of Common Stock shown in the table as beneficially owned by Holding Capital includes 292,551 shares of Common Stock and Merger Warrants to purchase an aggregate of 103,092 shares of Common Stock. The information regarding ownership of Common Stock by Holding Capital was furnished to the Company by Holding Capital.

Security Ownership of Management

      The following table sets forth certain information as to each class of outstanding equity securities of the Company beneficially owned as of the Record Date by: (i) each director and nominee; (ii) the Company's Chief Executive Officer and the other Four most highly compensated executive officers who were officers as of December 31, 2000 (the "Named Executives"); and (iii) all current directors and executive officers as a group. No executive officer or director of the Company owns securities of any parent or subsidiary of the Company, except as indicated in the footnotes to the table below. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of any shares for any stockholder in the table below shall not be deemed an admission that such stockholder is, for any purpose, the beneficial owner of such shares. An asterisk denotes beneficial ownership of less than 1% of the class of securities indicated.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Common Stock, $0.01 par value	Donald Sinkin	1,751,066(1)	29.69%
	Stephen Frey	651,979(2)	11.51%
	John Rebecchi	617,186(3)	10.91%
	Daniel A. Levinson	263,856(4)	4.73%
	Seymour W. Zises	176,722(5)	3.19%
	Mark L. Friedman	173,420(6)	3.06%
	Margaret M. Krumholz	91,870(7)	1.64%
	Frank A. Bress	31,150(8)	.56%
	All directors and executive officers as a group	3,757,249	58.80%

(1)	See Note (1) under "Security Ownership of Certain Beneficial Owners" table above.

(2)	See Note (2) under "Security Ownership of Certain Beneficial Owners" table above.

(3)	See Note (3) under "Security Ownership of Certain Beneficial Owners" table above.

(4)	Includes 200,584 shares owned directly by Mr. Levinson and indirectly by a family trust of which he is the trustee; Merger Warrants to purchase 57,272 shares of Common Stock owned directly by Mr. Levinson and indirectly by such trust; and options granted under the Company's 1995 Incentive Stock Option Plan to purchase 6,000 shares of Common Stock, of which 5,000 such options were exercisable as of the Record Date. Of the total number shares reported as beneficially owned, Mr. Levinson shares investment power with respect to 128,928 shares.

(5)	Includes 151,722 shares owned directly by Mr. Zises and indirectly by a limited liability company controlled by him; and options granted under the 1995 Incentive Stock Option Plan to purchase 25,000 shares of Common Stock, all of which options were exercisable as of the Record Date. Of the total number shares reported as beneficially owned, Mr. Zises shares voting and investment power with respect to 28,827 shares.

(6)	Includes 143,420 shares held in a joint account with Mr. Friedman's wife; and options to purchase 30,000 shares, of which options to purchase 29,000 shares were exercisable as of the Record Date. Mr. Friedman shares voting power pursuant to a voting agreement with respect to all shares reported in the table above.

(7)	Includes 16,870 shares owned directly by Ms. Krumholz and indirectly by members of her immediate family; and options to purchase 75,000 shares pursuant to the 1995 Incentive Stock Option Plan, of which options to purchase 50,000 shares were exercisable as of the Record Date. Ms. Krumholz has sole voting and investment power with respect to 76,270 shares reported above.

(8)	This number represents 15,150 shares owned indirectly by members of Mr. Bress's immediate family; and options granted under the Company's 1995 Incentive Stock Option Plan to Mr. Bress to purchase 16,000 shares, of which options to purchase 6,000 shares were exercisable as of the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and certain stockholders owning more than 10% of any class of the Company's equity securities ("10% Stockholders") to file reports with the SEC indicating their ownership of securities of the Company and any changes in such ownership. Executive officers, directors and 10% Stockholders are required to provide copies of these reports to the Company. Based on a review of copies of all such reports filed with respect to fiscal 2000, as well as certain written representations provided to the Company by executive officers, directors and certain 10% Stockholders, the Company believes that all such reports required to be filed with respect to fiscal 2000 have been filed in a timely manner.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      As indicated above, Messrs. Sinkin, Levinson and Zises served as members of the Compensation Committee during the 2000 fiscal year. Mr. Sinkin is the Chairman of the Board, President and Chief Executive Officer of the Company and Director and the President and Chief Executive Officer of Disc Graphics Label Group, Inc. Cosmetic Sampling Technologies, Inc. and four Seasons Litho, Inc., all wholly owned subsidiaries of the Company. Mr. Zises was a Vice President and Treasurer of the Company from August 1992 until October 1995.

      The Company leases a 55,000 square foot building in Hauppauge, New York from Horizon Equities L.P., a Delaware limited partnership ("Horizon") under a 15 year lease that will terminate on December 31, 2007. Horizon Equities, Inc., the corporate general partner of Horizon, is owned by Messrs. Sinkin, Frey and Rebecchi, executive officers and directors of the Company, and one other employee of the Company. The limited partners of Horizon include, among others, Holding Capital (which owns more than five percent of the Company) and one of its affiliates, and Investment Services Corp., an affiliate of Mr. Levinson. The aggregate payments made by the Company in 2000 for rental of the building were $348,000. The Company believes that the terms of the building lease are at least as favorable to the Company as the terms for an equivalent lease which could have been obtained from unaffiliated third parties.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

      The following table summarizes the compensation earned by or paid to the Company's Chief Executive Officer and the other four most highly compensated executive officers during 2000 who were officers as of December 31, 2000 (collectively, the "Named Executives") for their services to the Company and its subsidiaries during fiscal 1998, 1999 and 2000.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation		Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compen- sation ($)	Restricted Stock Awards	Securities Underlying Options/ SARs(#)	Long Term Incentive Plan Payouts	All Other Compensa- tion ($)(2)

Donald Sinkin,	2000	$315,004	---	$0	0	0	0	$26,849
Chairman	1999	289,400	115,760	0	0	0	0	26,090
President and	1998	275,625	137,813	0	0	0	0	27,262
Chief Executive Officer

Stephen Frey,	2000	$206,468	---	0	0	0	0	$9,489
Senior Vice	1999	185,220	74,088	0	0	0	0	7,669
President of	1998	176,400	88,200	0	0	0	0	9,820
Operations

John Rebecchi,	2000	$194,500	---	0	0	0	0	$14,737
Senior Vice	1999	185,220	74,088	0	0	0	0	15,563
President of	1998	176,400	88,200	0	0	0	0	12,499
Sales and Marketing

Margaret	2000	$179,800	---	0	0	25,000	0	$16,605
Krumholz	1999	171,150	68,460	0	0	0	0	15,461
Senior Vice	1998	163,000	81,500	0	0	25,000	0	12,200
President of Finance and Chief Financial Officer

Frank A. Bress,	2000	$165,400	---	0	0	10,000	0	$14,016
Vice President	1999	157,500	11,100	0	0	1,000	0	13,103
for Legal Affairs	1998	150,000	13,500	0	0	5,000	0	8,153
and Human Resources Policy and General Counsel

(1)	For Messrs. Sinkin, Frey and Rebecchi, the total bonus amounts shown in this column were payable under the employment agreements described below under "Employment Contracts and Termination of Employment and Change in Control Arrangements."

(2)	For fiscal 2000, All Other Compensation includes: (a) $41,434 of premiums paid by the Company for certain life and disability insurance policies for Messrs. Sinkin, Frey, Rebecchi, and Ms. Krumholz respectively; (b) Company contributions under the Company's 401(k) Retirement Plan of $3,675, $2,869, $3,680, $1,892 to Messrs. Sinkin, Frey, Rebecchi and Ms. Krumholz respectively; and $2,916 to Mr. Bress; and (c) miscellaneous car allowances for each named executive.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      The Company is party to employment agreements dated as of June 28, 1995 with each of Messrs. Sinkin, Frey and Rebecchi. Each agreement provides for an annual base salary, annual salary increases calculated with reference to the Consumer Price Index, bonus compensation based on the Company's performance (as measured by its gross revenues and its earnings before interest, taxes, depreciation and amortization), and a monthly car allowance. Bonuses under these agreements cannot exceed 100% of an employee's base salary. If in any year the Company does not meet the specific performance requirements set forth in these agreements, the Company will be obligated to pay, in lieu of bonus compensation, incentive compensation pursuant to a management incentive plan. The amounts paid to each of Messrs. Sinkin, Frey and Rebecchi under his employment agreement are set forth above in the "Summary Compensation Table." In addition, the Company will pay a fee to each of these executives for any Company loans which they have personally guaranteed. Each of these employment agreements also provides for continued payments of salary, bonus and incentive compensation for two years in the event of the death, disability or termination without cause of the officers party to these agreements. These agreements require the executives to dedicate substantially all of their business time to the Company's affairs, and will terminate on December 31, 2001.

      The Company has also entered into employment agreements dated December 15, 1998 with each of Margaret M. Krumholz and Frank A. Bress. The agreement with Ms. Krumholz provides for an annual base salary, annual salary increases calculated with reference to the Consumer Price Index, bonus compensation based upon the Company's performance (as described above in relation to the employment contracts with Messrs. Sinkin, Frey and Rebecchi), and monthly car, gas and cellular telephone allowances. Her agreement also provides for the payment of salary, incentive compensation and bonus for two years following her death, disability or discharge without cause, which includes a change of control, among other things. This agreement will terminate on December 31, 2001. The agreement with Mr. Bress provides for an annual base salary, annual salary increases calculated with reference to the Consumer Price Index, bonus compensation pursuant to a management incentive plan, and monthly car, gas and cellular telephone allowances. His agreement also provides for the payment of salary, incentive compensation and bonus for one year following his death, disability or discharge without cause, which includes a change of control, among other things. This agreement will terminate on December 31, 2001.

1995 Incentive Stock Option Plan

      In 1995, the Company adopted the Disc Graphics, Inc. 1995 Incentive Stock Option Plan (the "1995 Stock Incentive Plan") in order to advance the interests of the Company by encouraging and enabling the acquisition of a larger personal proprietary interest in the Company by key employees and directors of, and consultants to, the Company and its subsidiaries upon whose judgment and keen interest the Company is largely dependent for the successful conduct of its operations. The 1995 Stock Incentive Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options not meeting the requirements of Section 422 of the Code, stock appreciation rights, restricted stock, performance grants and other types of awards.

      The 1995 Stock Incentive Plan, which is administered by the Incentive Stock Option Committee of the Board of Directors (currently comprised of Mark L. Friedman and Daniel Levinson), authorizes the granting of options to purchase up to a maximum of 500,000 shares of Common Stock, which may be either newly issued shares, treasury shares, re-acquired shares, shares purchased in the open market or any combination thereof. Incentive stock options generally may be granted at an exercise price of not less than the fair market value of shares of Common Stock on the date of grant, and non-qualified stock options maybe be granted at an exercise price determined by the Incentive Stock Option Committee. If any award under the 1995 Stock Incentive Plan terminates, expires unexercised, or is canceled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. As of the Record Date, the Company had outstanding options to purchase an aggregate of 416,257 shares of Common Stock under the 1995 Stock Incentive Plan.

Option/SAR Grants

      The following table describes the options to purchase shares of Common Stock granted to the Named Executives during fiscal 2000 and the potential value of such options at the end of their terms, assuming certain levels of stock price appreciation.

Option/SAR Grants in Fiscal 2000

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)(2)

		% of Total
		Options/
	Number of	SARs
	Securities	Granted to
	Underlying	Employees	Exercise or
	Options/SARs	in Fiscal	Base Price	Expiration
Name	Granted (#)	Year (3)	($/share)	Date	5%($)	10%($)

Donald Sinkin	0	n/a	n/a	n/a	n/a	n/a

Stephen Frey	0	n/a	n/a	n/a	n/a	n/a

John Rebecchi	0	n/a	n/a	n/a	n/a	n/a

Margaret Krumholz	25,000	22.8%	3.06	1/2/2010	124,610	198,421

Frank A. Bress	10,000	9.1%	3.06	1/2/2010	49,844	79,369

(1)	All options are either incentive or non-qualified stock options granted under the Company's 1995 Incentive Stock Option Plan. All options were granted with an exercise price greater than or equal to the fair market value on the date of grant.

(2)	Potential realizable values reflect the difference between the option exercise price on the date of grant and the fair market value of the Company's Common Stock at the end of the option term, assuming 5% and 10% compounded annual appreciation of the stock price from the date of grant until the expiration of the option. The 5% and 10% appreciation rates are assumed pursuant to rules promulgated by the SEC and do not reflect actual historical or projected rates of appreciation of the Common Stock. Assuming such appreciation, on January 2, 2010 the per share value would be $4.98 at 5% or $7.94 at 10% (based on a fair market value of $3.06 on January 3, 2000, which was the grant date for the option listed in the table above). The foregoing values do not reflect appreciation actually realized by the Named Executives. See "Option/SAR Exercises and Values," below.

(3)	For purposes of calculating these percentages, the total number of options granted to all employees in fiscal 2000 was 109,733.

Option/SAR Exercises and Values

     The following table provides certain information concerning the exercise of stock options during 2000 and the value of unexercised options to purchase shares of Common Stock held by the Named Executives as of December 31, 2000.

Aggregated Option/SAR Exercises in Fiscal 2000 and
Fiscal Year End Option/SAR Values

			Number of		Value of
			Securities Underlying		Unexcercised
			Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
			Fiscal Year End		Fiscal Year End(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald Sinkin	0	n/a	0	0	0	0

Stephen Frey	0	n/a	0	0	0	0

John Rebecchi	0	n/a	0	0	0	0

Margaret M. Krumholz	0	n/a	50,000	25,000	0	0

Frank A. Bress	0	n/a	5,000	11,000	0	0

(1)	The fair market value per share of Common Stock on December 31, 2000 was $1.438 based on the closing price on the Nasdaq National Market System on December 31, 2000 which was the last trading day of the year.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

NOTE: THE FOLLOWING SECTION OF THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, NOTWITHSTANDING ANY INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

      The compensation of the Company's executive officers is generally determined by either the Board of Directors or the Compensation Committee of the Board of Directors, subject to approval by the Board of Directors, and subject to applicable employment agreements. See "Compensation of Executive Officers -- Employment and Change in Control Arrangements." Each member of the Compensation Committee, except for Donald Sinkin, is a director who is not an employee of the Company or any of its affiliates.

General Policies

      The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve its corporate objectives, and thereby increase shareholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the Company's businesses. To attain these objectives, the Company's executive compensation program includes a competitive base salary, cash incentive bonuses and stock-based compensation.

      Stock options are granted to employees, including the Company's executive officers, by the Incentive Stock Option Committee under the Company's 1995 Incentive Stock Option Plan. The Committee believes that stock options provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. Incentive stock options are awarded with an exercise price equal to the market value of Common Stock on the date of grant, and all options have a maximum term of ten years and generally become exercisable not less than six months from the date of grant. Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon the level of that officer's responsibility. Subsequent to the Merger, the largest grants generally have been awarded to the most senior officers who, in the view of the Incentive Stock Option Committee, have the greatest potential impact on the Company's profitability and growth. Previous grants of stock options are reviewed but are not considered the most important factor in determining the size of any executive's stock option award in a particular year.

Relationship of Compensation to Performance

      The Compensation Committee annually establishes, subject to the approval of the Board of Directors and any applicable employment agreements, the salaries that will be paid to the Company's executive officers during the coming year. In setting salaries, the Compensation Committee takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock plans maintained by the Company, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities, and job performance.

      For fiscal 2000, pursuant to the terms of their employment agreements with the Company, Donald Sinkin, Stephen Frey and John Rebecchi each received a base salary based on the Company's pre-tax income. See "Compensation of Executive Officers -- Employment Contracts and Termination of Employment and Change in Control Arrangements." Each of Margaret M. Krumholz and Frank A. Bress received a base salary and options under the 1995 Stock Incentive Plan to purchase, at the fair market value on the date of the grant, 25,000 and 10,000 shares, respectively. The Compensation Committee determined that these amounts were appropriate given the Company's financial performance, the substantial contribution made by each of Ms. Krumholz and Mr. Bress to such performance, and the compensation levels of executives at companies competitive with the Company.

Compensation of Chief Executive Officer

      For fiscal 2000, pursuant to the terms of his employment agreement with the Company, Donald Sinkin received a base salary based on the Company's pre-tax income. See "Compensation of Executive Officers -- Employment Contracts and Termination of Employment and Change in Control Arrangements." In light of this employment agreement, the Compensation Committee was not required to make any decision regarding the cash compensation of Mr. Sinkin.

COMPENSATION COMMITTEE Daniel Levinson Donald Sinkin Seymour W. Zises

COMPANY PERFORMANCE GRAPH

NOTE: THE FOLLOWING SECTION OF THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, NOTWITHSTANDING ANY INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

      The following chart compares changes in the cumulative total shareholder return on Disc Graphics' stock from December 31, 1995 through December 31, 2000 to those of all United States companies listed in the Nasdaq Stock Market (the "Nasdaq Stock Market Index"), and to a peer group of United States companies in the printing, publishing and allied industries that are listed in the Nasdaq Stock Market (the "Peer Group").

      The Company's Common Stock began trading on the OTC Bulletin Board on November 19, 1993, and the average of the bid and asked prices on that date was $4.375. The performance graph below was prepared by the Research Data Group, Inc.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG DISC GRAPHICS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP THROUGH DECEMBER 31, 2000

December 31,
	1995	1996	1997	1998	1999	2000

Disc Graphics, Inc.	$ 100	$ 63.46	$ 138.46	$ 136.54	$ 94.25	$ 44.25

Market Index	100	123.03	150.68	212.47	394.84	237.36

Peer Group	100	78.32	65.32	70.30	79.87	37.43

*	Assumes $100 invested on December 31, 1995 in the Company's Common Stock, the Nasdaq Stock Market Index and a Peer Group. Assumes reinvestment of dividends. The Company has not paid any dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      From January 1, 2000 to the present, there have been no transactions involving more than $60,000 to which the Company or any of its subsidiaries was a party and in which any executive officer, director or nominee for director, beneficial owner of more than 5% of any class of the Company's voting securities, or member of the immediate family of any of the foregoing persons, had a material interest, except as indicated in "Compensation of Executive Officers," above, and as follows.

      The Company leases a 55,000 square foot building in Hauppauge, New York from Horizon Equities L.P., a Delaware limited partnership ("Horizon") under a 15 year lease that will terminate on December 31, 2007. Horizon Equities, Inc., the corporate general partner of Horizon, is owned by Messrs. Sinkin, Frey and Rebecchi, executive officers and directors of the Company, and one other employee of the Company. The limited partners of Horizon include, among others, Holding Capital (which owns more than five percent of the Company) and one of its affiliates, and Investment Services Corp., an affiliate of Mr. Levinson. The aggregate payments made by the Company in 2000 for rental of the building were $348,000. The Company believes that the terms of the building lease are at least as favorable to the Company as the terms for an equivalent lease which could have been obtained from unaffiliated third parties.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

      Stockholder proposals for inclusion in the Company's Proxy Statement and proxy relating to the Company's 2002 Annual Meeting of Stockholders must be received by the Company on or before December 21, 2001.

OTHER BUSINESS

      The Board does not presently intend to bring any other business before the Meeting and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the accompanying Notice of Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT ON FORM 10-K

      The Company will provide without charge to each person whose proxy is solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000 filed with the SEC, including the financial statements and the schedules thereto. The Company does not undertake to furnish without charge copies of all exhibits to its Form 10-K, but will furnish any exhibit upon the payment of a charge equal to the Company's costs of copying and mailing any such exhibits. Such written requests should be directed to Ms. Margaret M. Krumholz, Chief Financial Officer, Disc Graphics, Inc., 10 Gilpin Avenue, Hauppauge, New York 11788. Each such request must set forth a good faith representation that, as of May 18, 2001, the person making the request was a beneficial owner of securities entitled to vote at the Meeting.

By Order of the Board of Directors Donald Sinkin Chairman

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Appendix A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

	•	Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

	•	Monitor the independence and performance of the Company's independent auditors and internal auditing department.

	•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.	Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the NASD Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III.	Audit Committee Responsibilities and Duties

Review Procedures

	(1)	Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

	(2)	Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

	(3)	In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

	(4)	Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

	(5)	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

	(6)	Approve the fees and other significant compensation to be paid to the independent auditors.

(7)	On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

(8)	Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

(9)	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

(10)	Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance

(11)	On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Audit Committee Responsibilities

(12)	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

(13)	Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

(14)	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.